Exhibit 99.3

Dear Colleagues,

I am thrilled to share that today, BioMarin announced that we will tender for the purchase 100% of Prosensa’s outstanding stock, which, if successful means that we would acquire Prosensa and its Duchenne muscular dystrophy (DMD) products for our portfolio.

What does this mean to you as a BioMarin employee? For most of you, it probably won’t change much, except that you’ll be working for a company that now has exciting additions to its pipeline. There will be no reductions in our staff because of this deal. In fact, as the drug goes through the regulatory process, we will likely have to add staff to support the regulatory process, a potential launch and ongoing marketing. BioMarin will maintain operations at Prosensa’s headquarters, based in Leiden, The Netherlands and integrate Propensa personnel from that office.

Prosensa is located in Leiden in The Netherlands. As a global company, we welcome our new colleagues and will work seamlessly with them, just as we do with our current global colleagues. During the period before the deal officially closes, BioMarin and Prosensa will be working together on the transition plan. We believe that the employees of Prosensa have done a terrific job of developing the best drug candidate for this patient population and that they will fit in with our culture. Like us, they are good at developing therapies for rare diseases, they can do a lot with a little, they are adaptable, and they are good at managing risk.

One of the things that excites me most about this opportunity is the commitment we are making to the families with children with DMD. DMD is a devastating disease, which mostly affects young boys. Many are in a wheel chair by the age of 12 and can expect to live into their 20s and 30s. Just as we have done with our other therapies, we hope to make a big difference for this small patient population with Prosensa’s experimental therapy, drisapersen. At our next All Hands Meeting, we will provide an overview of drisapersen development and the rest of the Prosensa molecules in development. We will discuss the exciting exon-skipping technology, which has the potential to not only help this patient population, but may be able to help a broader group of the DMD population. From a patient perspective, this is the best possible outcome in drug development, and it is good for our business.

My vision for this acquisition, is to create a DMD franchise in the same way that we created the MPS franchise and to do it in significantly less time. To do that, we need every employee to maintain his or her focus on current goals and, when needed, adapt to a larger pipeline and the business needs to support that. As I said at our last All Hands Meeting, BioMarin has had a terrific year on all fronts. We worked together to move VIMIZIM from approval to successful commercial product. We have continued to grow our legacy products in the double digits, and our future is bright with one of the most exciting pipelines in the industry, which is about to get more enticing.

Thank you for your dedication on behalf of our current patients and our potential future patients. I look forward to sharing more information about this exciting news in the coming weeks. In the meantime, please read the attached press release for more information.

Sincerely,

JJ

ADDITIONAL INFORMATION

The Offer described in this communication has not yet commenced, and this communication and related exhibits is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Prosensa or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”). Thereafter, Prosensa will file a solicitation/recommendation statement on 14D-9 with the SEC. The offer to purchase ordinary shares of Prosensa will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS OF PROSENSA ARE URGED TO READ BOTH THE SCHEDULE TO (AND THE INCLUDED OFFER TO PURCHASE) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TERMS OF THE OFFER, THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO.

The tender offer statement will be filed with the SEC by the Company and Buyer, and the solicitation/recommendation statement will be filed with the SEC by Prosensa. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer that will be named in the tender offer statement. The Offer described in this current report on Form 8-K and related exhibits has not yet commenced, and this current report on Form 8-K and related exhibits is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Prosensa or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”). Thereafter, Prosensa will file a solicitation/recommendation statement on 14D-9 with the SEC. The offer to purchase ordinary shares of Prosensa will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.